EXHIBIT 11

                           ACTV, INC. AND SUBSIDIARIES
                          COMPUTATION OF LOSS PER SHARE

         Three Months Ended March 31,                 1997             1998
                                                  (as restated,
                                                   see Note 7)
                                                   -----------      -----------
Weighted average shares outstanding ..........      11,829,110       16,088,087


Common stock equivalents .....................              --               --
                                                   -----------      -----------

         Total ...............................      11,829,110       16,088,087
                                                   ===========      ===========



Net loss .....................................     $ 2,271,302      $ 2,772,137
                                                   ===========      ===========



Basic and diluted loss per common share ......            $.19             $.17


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